Exhibit 99.1

Contacts: West Marine, Inc.

Eric Nelson, Senior Vice President and Chief Financial Officer

(831) 761-4489

Russell Solt, Director of Investor Relations

(831) 761-4229

WEST MARINE REPORTS SECOND QUARTER RESULTS AND 2005 GUIDANCE

WATSONVILLE, CA, July 28, 2005—West Marine, Inc. (Nasdaq: WMAR) today reported net income for the second quarter ended July 2, 2005 of $22.8 million, or $1.07 per share, compared to net income of $25.2 million, or $1.17 per share, for the second quarter of 2004. Net sales for the second quarter of 2005 were $253.5 million, compared to net sales of $252.6 million a year ago. Comparable store sales for the second quarter of 2005 decreased (3.5%), versus an increase in comparable store sales of 4.6% reported for the same period a year ago. Comparable store sales are defined as sales from stores that have been open at least thirteen months and where selling square footage did not change by more than 40% in the previous thirteen months.

Net income for the twenty-six weeks ended July 2, 2005 was $17.3 million, or $0.81 per share, compared to net income of $22.1 million, or $1.04 per share, for the same period a year ago. Net sales for the first six months of 2005 were $378.9 million, compared to net sales of $381.8 million for the same period last year. Comparable store sales for the first six months of 2005 decreased (4.6%), versus an increase in comparable store sales of 6.2% reported for the same period a year ago.

2005 Guidance

Peter Harris, West Marine’s chief executive officer, stated, “As we reported in our sales release a few weeks ago, poor weather in April and May on both coasts dampened second quarter results, especially when compared to the great spring weather we enjoyed last year. We also explained that while a poor second quarter for us has sometimes been followed by a better third quarter, not achieving a rebound early on could result in a reduction in our earnings forecast for the full year.

“As we started to see in June, sales in July continued to improve with better weather, although not enough to offset lower sales earlier in the year. Based on results for the first three weeks in July, we now believe that earnings for the 2005 fiscal year will be in the range of $0.95 to $1.00 per share, as we indicated in our sales release earlier this month.”

West Marine will host a teleconference to discuss its results on Thursday, July 28th at 8:30 a.m. Pacific Time. To access the teleconference, please dial 800-230-1085 (U.S.) or

612-332-0630 (Int’l) ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of West Marine’s website, located at www.westmarine.com. If you cannot listen to the teleconference at its normal time, there will be a replay available through Thursday, August 4, 2005 that can be accessed by dialing 800-475-6701 (U.S.) or 320-365-3844 (Int’l), passcode 788862. The webcast will also be archived temporarily on West Marine’s website.

About West Marine

West Marine is the country’s favorite retailer of boating supplies and accessories, with nearly 400 West Marine stores and BoatU.S. Marine Centers in 38 states, Puerto Rico and Canada. Our catalog and Internet channels offer customers approximately 50,000 products—far more than any competitor—and the convenience of exchanging catalog and Internet purchases at our retail stores. For more information on West Marine’s products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements that are predictive or express expectations that depend on future events or conditions that affect financial performance, including future revenues, earnings or growth rates. These forward-looking statements include, among other things, statements that relate to West Marine’s future plans, expectations, objectives, performance, and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include: West Marine’s ability to increase customer traffic and sales at its existing stores and to open new stores as planned; competitive pricing pressures; inventory management issues such as in-stock rates, shrink and obsolescence; the market share erosion faced by West Marine’s Direct Sales division as West Marine and its competitors open new stores; the level of consumer spending on recreational water sports and boating supplies; and fluctuations in fuel prices. West Marine’s operations could be adversely affected if unseasonably cold weather, prolonged winter conditions, natural disasters, such as hurricanes, or extraordinary amounts of rainfall occur during the peak boating season in the second and third quarters, and other risk factors described from time to time in West Marine’s filings with the Securities and Exchange Commission, including West Marine’s quarterly report on Form 10-Q for the period ended April 2, 2005. West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	July 2, 2005	January 1, 2005	July 3, 2004
ASSETS
Current assets:
Cash	$14,718	$5,459	$15,802
Trade receivables, net	10,050	6,209	9,335
Merchandise inventories	355,482	346,663	350,161
Other current assets	31,680	29,156	25,967

Total current assets	411,930	387,487	401,265

Property and equipment, net	90,470	82,292	80,139
Goodwill	56,905	56,905	56,905
Intangibles	2,399	2,557	2,716
Other assets	3,365	3,074	3,831

Total assets	$565,069	$532,315	$544,856

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$83,443	$65,421	$89,321
Accrued expenses	47,642	28,145	42,165
Deferred current liabilities	6,730	6,729	3,480

Total current liabilities	137,815	100,295	134,966

Long-term debt	98,806	124,064	109,996
Deferred items and other non-current obligations	14,080	13,525	11,324

Total liabilities	250,701	237,884	256,286

Stockholders’ equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; issued and outstanding: 21,092,532 at July 2, 2005, 20,894,240 at January 1, 2005, and 20,791,582 at July 3, 2004	21	21	21
Additional paid-in capital	158,368	155,400	153,247
Accumulated other comprehensive income	(12)	305	54
Retained earnings	155,991	138,705	135,248

Total stockholders’ equity	314,368	294,431	288,570

Total liabilities and stockholders’ equity	$565,069	$532,315	$544,856

West Marine, Inc.

Condensed Consolidated Statements of Income

For the 13 Weeks Ended July 2, 2005 and July 3, 2004

(Unaudited, in thousands except per share amounts and store data)

	13 Weeks Ended July 2, 2005		13 Weeks Ended July 3, 2004
Net sales	$253,547	100.0%	$252,606	100.0%
Cost of goods sold, including buying and occupancy	159,631	63.0%	158,087	62.6%

Gross profit	93,916	37.0%	94,519	37.4%
Selling, general and administrative expense	55,463	21.8%	51,692	20.4%

Income from operations	38,453	15.2%	42,827	17.0%
Interest expense, net	1,624	0.7%	1,576	0.7%

Income before income taxes	36,829	14.5%	41,251	16.3%
Income taxes	14,038	5.5%	16,088	6.3%

Net income	$22,791	9.0%	$25,163	10.0%

Net income per common and common equivalent share:
Basic	$1.08		$1.21
Diluted	$1.07		$1.17
Weighted average common and common equivalent shares outstanding:
Basic	21,070		20,765
Diluted	21,358		21,441
Stores open at the end of period	390		355

West Marine, Inc.

Condensed Consolidated Statements of Income

For the 26 Weeks Ended July 2, 2005 and July 3, 2004

(Unaudited, in thousands except per share amounts)

	26 Weeks Ended July 2, 2005		26 Weeks Ended July 3, 2004
Net sales	$378,885	100.0%	$381,802	100.0%
Cost of goods sold, including buying and occupancy	252,141	66.5%	253,562	66.4%

Gross profit	126,744	33.5%	128,240	33.6%
Selling, general and administrative expense	95,680	25.3%	88,695	23.2%

Income from operations	31,064	8.2%	39,545	10.4%
Interest expense, net	3,259	0.9%	3,353	0.9%

Income before income taxes	27,805	7.3%	36,192	9.5%
Income taxes	10,519	2.7%	14,115	3.7%

Net income	$17,286	4.6%	$22,077	5.8%

Net income per common and common equivalent share:
Basic	$0.82		$1.07
Diluted	$0.81		$1.04
Weighted average common and common equivalent shares outstanding:
Basic	21,005		20,566
Diluted	21,398		21,328